SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

FASTENAL COMPANY

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-0948415
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2001 Theurer Boulevard

Winona, Minnesota 55987-1500

(Address of Principal Executive Office and Zip Code)

Fastenal Company Stock Option Plan

(Full Title of the Plan)

Daniel L. Florness

Executive Vice-President, Chief Financial Officer and Treasurer

Fastenal Company

2001 Theurer Boulevard

Winona, Minnesota 55987-1500

(Name and Address of Agent for Service)

copy to:

Jennifer Mewaldt

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)		Amount of registration fee
Common Stock, $.01 par value	632,760	$20.00	$12,655,200	(2)	$1,355

(1)	Calculated pursuant to Rule 457(h)(1).
(2)	The shares being registered hereby are subject to, and will be sold upon the exercise of, nonstatutory employee stock options granted by the Registrant to certain of its employees, consisting of options to acquire an aggregate of 632,760 shares at an exercise price of $20.00 per share. The aggregate offering price for the shares purchasable at $20.00 per share is $12,655,200.

FASTENAL COMPANY

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including information specifically incorporated by reference into the Form 10-K from the Registrant’s Annual Report to Shareholders for such fiscal year and the Registrant’s notice and proxy statement for its 2006 Annual Meeting of Shareholders);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(c)	The description of the Registrant’s common stock that is contained in the Registration Statement on Form 8-A dated August 12, 1987 filed by the Registrant under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

The Registrant is subject to the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify a director, committee member, officer or employee who is made or threatened to be made a party to a proceeding by reason of such person’s present or former official capacity against judgments, penalties, fines (including without limitation excise taxes assessed against such person with respect to an employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements) incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements and expenses; (b) that such person acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that, in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person acted in a manner he reasonably believed was in the best interests of the corporation or, in the case of conduct while serving as a director, officer, partner, trustee, governor, manager, employee or agent of another organization or employee benefit plan at the request of the corporation, not opposed to the best interests of the corporation. Section 302A.521 of the Corporation Act also provides that, unless prohibited by the corporation’s articles of incorporation or bylaws, if a director, committee member, officer or employee is made or threatened to be made a party to a proceeding, such person is entitled to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in advance of the final disposition of the proceeding (x) upon receipt by the corporation of a written affirmation by such person of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking by such person to repay all amounts so paid or reimbursed if it is ultimately determined that the criteria for indemnification have not been satisfied; and (y) after a determination that the facts then known would not preclude indemnification. The determination as to eligibility for indemnification and advancement of expenses is required to be made by the members of the corporation’s board of directors or a committee of the board who are at the time not parties to the proceeding under consideration, by special legal counsel, by the shareholders who are not parties to the proceeding, or by a court.

Article VI, Section 1 of the Registrant’s Restated Bylaws requires the Registrant to provide indemnification and advancement of expenses, including witness reimbursements, to any director, officer or employee of the Registrant made or threatened to be made a party to a proceeding, or appearing as a witness in a proceeding, by reason of the former or present official capacity of the person, in such manner, under such circumstances, and to such extent as is required or permitted by Section 302A.521 of the Corporation Act or by other provisions of law.

Article VIII of the Registrant’s Restated Articles of Incorporation eliminates the personal liability of the directors of the Registrant to the Registrant and its shareholders for monetary damages for breach of fiduciary duty, other than liability of a director (a) for breach of the director’s duty of loyalty to the Registrant or its shareholders; (b) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; (c) under Section 302.559 (liability for illegal distributions to shareholders) or 80A.23 (liability for violations of the anti-fraud or registration provisions of state securities laws) of the Minnesota Statutes; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of Article VIII (June 3, 1987).

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

4.1	Restated Articles of Incorporation of the Registrant, as amended to date, are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

4.2	Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.2 to Registration Statement No. 33-14923.

5	Opinion of counsel regarding legality of securities.

23.1	Consent of counsel (included in Exhibit 5).

23.2	Consent of independent registered public accounting firm.

24	Powers of Attorney (included with the signature pages to this Registration Statement).

99	Fastenal Company Stock Option Plan.

ITEM 9. Undertakings.

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 17th day of May, 2006.

FASTENAL COMPANY

/s/ Willard D. Oberton
Willard D. Oberton, Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Willard D. Oberton and Daniel L. Florness, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities and on the dates indicated.

NAME	TITLE	DATE
/s/ Robert A. Kierlin	Chairman of the Board	May 17, 2006
Robert A. Kierlin

/s/ Stephen M. Slaggie	Director	May 17, 2006
Stephen M. Slaggie

/s/ Michael M. Gostomski	Director	May 17, 2006
Michael M. Gostomski

/s/ John D. Remick	Director	May 17, 2006
John D. Remick

/s/ Henry K. McConnon	Director	May 17, 2006
Henry K. McConnon

/s/ Robert A. Hansen	Director	May 17, 2006
Robert A. Hansen

/s/ Reyne K. Wisecup	Director	May 17, 2006
Reyne K. Wisecup

/s/ Michael J. Dolan	Director	May 17, 2006
Michael J. Dolan

/s/ Willard D. Oberton Willard D. Oberton	Chief Executive Officer (Principal Executive Officer)	May 17, 2006

/s/ Daniel L. Florness Daniel L. Florness	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 17, 2006

INDEX TO EXHIBITS

Exhibit.
4.1	Restated Articles of Incorporation of the Registrant, as amended to date (incorporated in the Registration Statement by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005).

4.2	Restated Bylaws of the Registrant (incorporated in the Registration Statement by reference to Exhibit 3.2 to Registration Statement No. 33-14923).

5	Opinion of counsel regarding legality of securities (electronically filed).

23.1	Consent of counsel (included in Exhibit 5).

23.2	Consent of independent registered public accounting firm (electronically filed).

24	Powers of Attorney (included with signature pages to the Registration Statement).

99	Fastenal Company Stock Option Plan (electronically filed).